Exhibit 99.1

News Release

COMMERCIAL METALS COMPANY ANNOUNCES COMPLETION OF SALE OF CROATIAN PIPE MILL

Irving, TX — June 4, 2012 — Commercial Metals Company (CMC) (NYSE: CMC) announced today the completion of the sale of its Croatian Pipe Mill and wholly-owned subsidiary, CMC Sisak, d.o.o. (CMC Sisak), pursuant to a definitive purchase agreement whereby CMC sold all of the outstanding shares of CMC Sisak to the Danieli Group—Steel Making Division by the Danieli holding company, Industrielle Beteiligung SA (Danieli). Total consideration for the sale is approximately U.S. $30.4 million. Pursuant to the purchase agreement, certain assets of CMC Sisak are excluded and CMC is continuing to market those assets. Deutsche Bank Securities Inc. assisted CMC as the financial advisor on this transaction.

Joe Alvarado, President and Chief Executive Officer, commented, “We are pleased to announce that we have completed an agreement with Danieli for the sale of our Croatian pipe mill operations. The sale of all of the outstanding shares of CMC Sisak completes an important step in our strategic plan to reposition the business for improved financial performance and increased shareholder value. We remain committed to our strategy of vertical integration, providing outstanding service to our customers, and a continuous improvement of our overall cost structure.”

CMC and its subsidiaries manufacture recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Forward-Looking Statements

This news release contains forward-looking statements regarding the sale of CMC Sisak and the sale of the excluded assets of CMC Sisak. These forward-looking statements generally can be identified by phrases such as we, the company or its management “expects,” “anticipates,” “believes,” “estimates,” “intends,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “projects,” “forecasts,” “outlook,” or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Variances will occur and some could be materially different from our current opinion.

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Contact:     Barbara Smith

  Chief Financial Officer

  214-689-4300